Exhibit 1

STOCKHOLDERS AGREEMENT

This STOCKHOLDERS AGREEMENT is entered into as of October 14, 2010, by and among Weider Health and Fitness, a Nevada corporation (together with its successors in interest and permitted assigns, “Weider”), TPG STAR SNI, L.P., a Delaware limited partnership (“TPG”), and any other Persons who become a party to this Agreement pursuant to the execution of a Joinder Agreement (as each such term is defined herein; such Persons, together with each of Weider and TPG, the “Holders”).

WHEREAS, Weider and TPG have entered into that certain Stock Purchase Agreement, dated as of the date hereof (as it may be amended, restated, or otherwise modified from time to time, and together with all exhibits, schedules, and other attachments thereto, the “Stock Purchase Agreement”), pursuant to, and subject to the terms and conditions of which, Weider agreed to sell, and did so sell, and TPG agreed to purchase, and did so purchase, seven million four hundred eighty six thousand five hundred seventy four (7,486,574) shares of Class A Common Stock of Schiff Nutrition International, Inc., a Delaware corporation (the “Company”);

WHEREAS, following the consummation of the transactions contemplated by the Stock Purchase Agreement, each of Weider and TPG Beneficially Own (as such term is defined herein) the respective amounts of the issued and outstanding Shares (as such term is defined herein) set forth in Schedule 1 to this Agreement; and

WHEREAS, Weider and TPG desire to enter into this Agreement in order to generally set forth their respective rights and responsibilities, and to establish various arrangements and restrictions with respect to, among other things, (a) actions that may or may not be undertaken in respect of the Shares Beneficially Owned by each of Weider and TPG, (b) the governance of the Company, and (c) other related matters with respect to the Company;

NOW, THEREFORE, in consideration of the premises set forth above and of the mutual representations, covenants, and obligations hereinafter set forth, and for other good and valuable consideration, the receipt, sufficiency, and adequacy of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1            Certain Defined Terms

As used herein, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person, including, with respect to TPG, any Affiliated Fund of TPG; provided, however, that in no event shall (a) any of the portfolio companies in which TPG’s Affiliates have an investment, or (b) the Company, any of its Subsidiaries, or any of the Company’s other controlled Affiliates be deemed to be Affiliates of TPG; provided, further, however, that (solely for the purposes of Section 4.4 hereof), a portfolio company in which an Affiliate of TPG Beneficially Owns the majority of duly authorized and issued voting securities, or in respect of which it has the power to appoint a majority of the company’s board of directors (or any other applicable governing body), or which an Affiliate of TPG otherwise controls, shall be deemed to be an “Affiliate” of TPG; and further that no investment bank that may employ or have as a partner a member of the Company Board shall be deemed to be an “Affiliate” hereunder.

“Affiliated Fund” shall mean, in the case of TPG, each corporation, trust, limited liability company, general or limited partnership, or other Person with whom TPG is under common control.

“Agreement” means this Stockholders Agreement, as it may be amended, restated, or otherwise modified from time to time, together with all exhibits, schedules, and other attachments hereto.

“Beneficial Ownership” by any Person of any Security means ownership by any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares (a) voting power that includes the power to vote, or to direct the voting of, such Security, or (b) investment power that includes the power to dispose of, or to direct the disposition of, such security, it being acknowledged and agreed by both Weider and TPG that, in no event, shall (x) Weider be deemed to have Beneficial Ownership of any Security owned, or otherwise held by TPG, or (y) TPG be deemed to have Beneficial Ownership of any Security owned, or otherwise held by Weider.  The terms “Beneficially Own,” “Beneficially Owned,” and “Beneficial Owner” shall have a correlative meaning.

“Business” means the development, manufacture, marketing, and distribution of branded and private label vitamins, nutritional supplements, and nutrition bars by the Company and each of its subsidiaries in the United States and throughout the world.

“Business Day” means any day that is not a Saturday, a Sunday, or any other day on which banks are required or authorized by Law to be closed in the City of New York, in the State of New York.

“Capital Stock” means, with respect to any Person at any time, any and all shares, interests, participations, or other equivalents (however designated, and whether voting or non-voting) of capital stock, partnership interests (whether general or limited), limited liability company membership interests, or equivalent ownership interests in, or issued by, such Person.

“Change of Control” means a sale of all or substantially all of the assets of the Company, or an acquisition of the Company by another Person, by means of any transaction or series of transactions (including any reorganization, merger, consolidation, or share transfer), pursuant to which the stockholders of the Company immediately preceding such transaction collectively own, following the consummation of such transaction, less than fifty percent (50%) of the Voting Securities of the Company.

“Class A Common Stock” means the Class A Common Stock of the Company, par value $.01 per share.

“Class B Common Stock” means the Class B Common Stock of the Company, par value $.01 per share.

“Company” has the meaning set forth in the Recitals hereto.

“Company Board” means the board of directors of the Company.

“Company Sale” has the meaning set forth in Section 3.3(a).

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two (2) or more Persons, means the possession, directly or indirectly, of the power to direct, or cause the direction of, the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract, or by any other means.

“Convertible Securities” means any evidence of indebtedness, shares of Capital Stock (other than Class A Common Stock or Class B Common Stock) or other Securities (other than Options or RSUs) that are directly or indirectly convertible into, or otherwise exchangeable or exercisable for, Shares.

“Director” means, with respect to any Person, any member of the board of directors of such Person (other than any advisory, honorary or other non-voting member of such board).

“Drag-Along Sale Notice” has the meaning set forth in Section 4.4(a).

“Dragging Party” has the meaning set forth in Section 4.4(a).

“Encumbrance” means any mortgage, deed of trust, lien, pledge, charge, security interest, claim, or other encumbrance of any kind or character.

“Escrow Agent” has the meaning set forth in Section 6.6(c).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with all rules and regulations promulgated thereunder.

“Fair Market Value” means fair market value as determined by the Company Board pursuant to the valuation methods described in Treas. Reg. § 1.409A-1(b) (for the avoidance of doubt, Fair Market Value will be determined without regard to minority interest or illiquidity discounts).

“Holders” has the meaning set forth in the Preamble hereto.

“Joinder Agreement” means an agreement in the form attached hereto as Exhibit A, or otherwise in a form and substance reasonably satisfactory to each of Weider and TPG, which agreement confirms, among other things, that the transferee takes such Shares subject to all the terms and conditions of this Agreement to the same extent as its transferor was bound by and entitled to the benefits of such provisions as a Holder hereunder, but shall not be entitled to the benefits of such provisions provided exclusively to TPG hereunder.

“Law” means any statue, law, regulation, ordinance, rule, injunction, order, decree, directive, or any similar form of decision of, or determination by, any governmental or self-regulatory authority.

“Non-Compete Agreement” means that certain non-compete letter agreement by and between Weider and TPG, dated as of October 14, 2010.

“Non-Dragging Party” has the meaning set forth in Section 4.4(a).

“Observer” has the meaning set forth in Section 3.1(c).

“Offer Shares” has the meaning set forth in Section 4.3(a).

“Options” means any options, warrants, or other rights to subscribe for, purchase, or otherwise acquire shares of Capital Stock of the Company (or any successor thereto).

“Person” means an individual, corporation, partnership, limited liability company, association, trust, or other entity or organization, including any governmental authority.

“Proposed Transferee” has the meaning set forth in Section 4.3(a).

“Pro Rata Portion” means, with respect to any Person, a number of Shares equal to (a) the number of Shares held by such Person (including any Shares subject to Options, RSUs, or Convertible Securities), multiplied by (b) a fraction, the numerator of which is the aggregate number of Shares proposed to be Transferred in a transaction subject to the applicable Tag-Along Sale Notice or Drag-Along Sale Notice, as applicable, and the denominator of which is the aggregate number of Shares held by such Person.

“RSUs” means any restricted stock units of the Company (or any successor thereto).

“Qualified Change of Control” means any Change of Control transaction in which TPG and their Affiliates will, upon the consummation of such transaction, receive consideration of at least three (3) times the price per Share originally paid for the shares of Class A Common Stock purchased by TPG pursuant to the terms of the Stock Purchase Agreement (as appropriately adjusted for any stock dividend or distribution payable thereon, stock split, reverse stock split, recapitalization, reclassification, reorganization, exchange, subdivision, or any combination thereof).

“Rule 144” means Rule 144 promulgated under the Securities Act or any successor federal statute, rules, or regulations thereto, and in the case of any referenced section of any such statute, rule, or regulation, any successor section thereto, collectively as from time to time amended and in effect.

“SEC” means the Securities and Exchange Commission.

“Securities” means Capital Stock, limited partnership interests, limited liability company interests, beneficial interests, warrants, options, restricted stock units, notes, bonds, debentures, and other securities, equity interests, ownership interests and similar obligations of every kind and nature of any Person.

“Securities Act” means the Securities Act of 1933 or any successor federal statute, and the rules and regulations of the Securities and Exchange Commission thereunder, and in the case of any referenced section of any such statute, rule or regulation, any successor section thereto, collectively and as from time to time amended and in effect.

“Shares” means (a) all shares of the Capital Stock of the Company originally issued to, or issued with respect to shares originally issued to, or held by, a stockholder of the Company, whenever issued, including all shares of the Company issued upon the exercise, conversion, or exchange of any Options, RSUs, or Convertible Securities and (b) all Options, RSUs, and Convertible Securities originally granted or issued to, or held by, any stockholder (treating such Options, RSUs, and Convertible Securities as a number of shares equal to the number of shares of the Company for which such Options or RSUs may be exercised, or into which such Convertible Securities may be converted, for all purposes of this Agreement, except as otherwise set forth herein).

“Stock Purchase Agreement” has the meaning set forth in the Recitals hereto.

“Tag-Along Offeree” has the meaning set forth in Section 4.3(b).

“Tag-Along Sale Notice” has the meaning set forth in Section 4.3(a).

“Tag-Along Seller” has the meaning set forth in Section 4.3(d).

“Tag-Along Shares” has the meaning set forth in Section 4.3(b).

“Tag-Along Threshold” has the meaning set forth in Section 4.3(f).

“TPG Designated Directors” has the meaning set forth in Section 3.1(a).

“Transfer” means, in respect of any Shares or any interest in such Shares, directly or indirectly, to (a) sell, transfer, assign, pledge, encumber, hypothecate, or similarly dispose of (by operation of Law or otherwise), either voluntarily or involuntarily, (b) enter into any contract, option, or other arrangement or understanding with respect to the sale, transfer, assignment, Encumbrance, hypothecation, or similar disposition thereof (by operation of Law or otherwise), or (c) convert, pursuant to the terms of the Certificate of Incorporation of the Company, as amended, shares of Class B Common Stock into shares of Class A Common Stock.  The terms “Transferring” and “non-Transferring” shall have a correlative meaning.

“Voting Securities” means at any time shares of any class of Capital Stock or other Securities of the Company that are then entitled to vote generally in the election of Directors and not solely upon the occurrence and during the continuation of certain specified events, and any Convertible Securities that may be converted into, exercised for, or otherwise exchanged for such shares of Capital Stock.

Section 1.2            Other Definitional Provisions. When used in this Agreement, the words “hereof,” “herein,” and “hereunder,” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article and Section references are to this Agreement unless otherwise specified.  The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.  Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  Where Weider covenants in this Agreement to use its “reasonable best efforts” to cause the Company to take or not take an action set forth in this Agreement, the parties hereto acknowledge that such efforts are expressly subject to the fiduciary duties of each member of the Company Board, and that Weider shall not be deemed to have failed to use “reasonable best efforts” solely by reason of any member, including any member that is an Affiliate of Weider, of the Company Board exercising its fiduciary duties to act in a manner counter to Weider’s request or direction in furtherance of such efforts.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Section 2.1            Representations and Warranties of Weider.  Weider hereby represents and warrants to TPG as follows:

(a)           Weider is a corporation duly incorporated, validly existing, and in good standing under the Laws of the State of Nevada, and has all necessary power and authority to enter into this Agreement and to perform its obligations under this Agreement.

(b)           The execution, delivery, and performance of this Agreement by Weider has been duly and validly authorized by all necessary action, and no other action on the part of Weider is necessary to authorize this Agreement, or the performance of Weider’s obligations under this Agreement.

(c)           This Agreement has been duly executed and delivered by Weider, and, assuming due authorization, execution, and delivery by TPG, constitutes a legal, valid, and binding obligation of Weider, enforceable against Weider in accordance with its terms, subject to (i) bankruptcy, insolvency, reorganization, moratorium, or other similar Laws affecting or relating to creditors’ rights generally, and (ii) limitations on the availability of specific performance or injunctive relief or other equitable remedies.

(d)           Weider is the Beneficial Owner of the Shares set forth next to its name on Schedule 1 hereto.

(e)           Weider has not granted, and is not a party to, any proxy, voting trust, or other agreement that (i) would restrict, limit, or otherwise encumber, either now, or in the future, Weider’s ability to exercise the super-voting rights afforded its Beneficially Owned Class B Common Stock under the Company’s Certificate of Incorporation, or (ii) is inconsistent with, or otherwise conflicts with, any provision of this Agreement.

(f)           Other than a filing of a Schedule 13D or 13G by the parties hereto, an amendment to Weider’s existing Schedule 13G, any required filings by Weider or its affiliates under Section 16 of the Exchange Act, and such consents that have already been obtained prior to the execution hereof, no consent, waiver, approval, authorization, exemption, registration, or license is required to be made or obtained by Weider in connection with its execution hereof, or the performance of its obligations hereunder.

Section 2.2            Representations and Warranties of TPG. TPG hereby represents and warrants to Weider as follows:

(a)           TPG is a limited partnership, duly formed, validly existing, and in good standing under the laws of its jurisdiction of formation, and has the power to carry on its business as it is now being conducted and to consummate the transactions contemplated by this Agreement.

(b)           The execution, delivery, and performance of this Agreement by TPG has been duly and validly authorized by all necessary action, and no other action on the part of TPG is necessary to authorize this Agreement, or the performance of TPG’s obligations under this Agreement.

(c)           This Agreement has been duly executed and delivered by TPG, and, assuming due authorization, execution, and delivery by Weider, constitutes a legal, valid, and binding obligation of TPG, enforceable against TPG in accordance with its terms, subject to (i) bankruptcy, insolvency, reorganization, moratorium, or other similar Laws affecting or relating to creditors’ rights generally, and (ii) limitations on the availability of specific performance or injunctive relief or other equitable remedies.

(d)           TPG is the Beneficial Owner of the Shares set forth on Schedule 1 hereto.

(e)           TPG has not granted, and is not a party to, any proxy, voting trust, or other agreement that is inconsistent with, or otherwise conflicts with, any provision of this Agreement.

(f)           Other than a filing of a Schedule 13D or 13G by the parties hereto, an amendment to Weider’s existing Schedule 13G and such consents that have already been obtained prior to the execution hereof, no consent, waiver, approval, authorization, exemption, registration, or license is required to be made or obtained by TPG in connection with its execution hereof, or the performance of its obligations hereunder.

ARTICLE III
GOVERNANCE

Section 3.1            TPG’s Representation on Company Board.

Weider shall vote all Shares that Weider Beneficially Owns, as and when required, in favor of, or to otherwise approve, and shall use its reasonable best efforts to cause the Company to:

(a)           for so long as TPG and its respective Affiliates continue to Beneficially Own at least twenty-five percent (25%) of the Class A Common Stock originally purchased pursuant to the terms of the Stock Purchase Agreement, include two (2) individuals designated by TPG (such individuals, the “TPG Designated Directors”) on the Company Board; provided, that, at any time that TPG and its respective Affiliates Beneficially Own in excess of the number of shares of Class A Common Stock originally purchased pursuant to the terms of the Stock Purchase Agreement, the Company Board shall include an additional number of TPG Designated Directors (above and beyond the two (2) TPG Designated Directors otherwise provided for in this Section 3.1(a)) equal to the difference of (i) the product of (A) the fraction equal to the number of Shares Beneficially Owned by TPG and its respective Affiliates divided by the total number of Shares, multiplied by (B) the aggregate size of the Company Board as of the date of the calculation contemplated hereby, such product to be rounded to the nearest lower whole number, less (ii) two (2); provided, further, that at any time (x) TPG and its respective Affiliates continue to Beneficially Own at least twenty-five percent (25%), but less than fifty percent (50%) of the Class A Common Stock originally purchased pursuant to the terms of the Stock Purchase Agreement and (y) Weider continues to own at least fifty percent (50%) of the Class B Common Stock owned by Weider as of the date hereof, the number of TPG Directors that TPG shall be entitled to designate shall be one (1).

(b)           appoint and remove the TPG Designated Directors as directors to and from the Company Board as directed by TPG, and to fill vacancies created by reason of death, removal, or resignation of any TPG Designated Director, as directed by TPG, subject to the terms and limitations set forth in Section 3.1(a);

(c)           for so long as TPG and its respective Affiliates continue to Beneficially Own Class A Common Stock representing at least ten percent (10%) of the Class A Common Stock originally purchased pursuant to the terms of the Stock Purchase Agreement, but do not, at such time, pursuant to Section 3.1(a), have one (1) or more TPG Designated Directors on the Company Board, designate one (1) non-voting Company Board observer (the “Observer”), who shall be entitled to attend all meetings of the Company Board, to observe all deliberations of the Company Board, and receive copies of all materials provided to the Company Board; provided, that such Observer shall have no voting rights with respect to actions taken or elected not to be taken by the Company Board; provided, further, that a majority of the members of the Company Board shall be entitled to exclude such Observer from such portions of a Board meeting and to redact portions of any materials delivered to the Observer to the extent that such majority determines in good faith that (i) such exclusion is reasonably necessary to preserve attorney-client privilege, (ii) after consultation with outside legal counsel, a direct conflict of interest exists between the Company and TPG with respect to deliberations to be conducted during such portion of a Company Board meeting, or (iii) the presence of the Observer would otherwise be materially injurious to the Company in such circumstances (and any such exclusion of the Observer or redaction of delivered materials shall be made solely for the purpose of maintaining such attorney-client privilege, preventing such direct conflict of interest, or preventing such material injury to the Company, as applicable).  Each of TPG and the Observer agrees to hold in confidence and trust and not use or disclose to any third party any information provided to or learned by it or the Observer in connection with the rights of TPG or the Observer under this Agreement or in connection with the Observer’s attendance at any meetings of the Company Board or any of its committees;

(d)           for so long as one (1) or more TPG Designated Directors serves on the Company Board pursuant to Section 3.1(a), to appoint to each committee of the Company Board (other than the audit committee) at least one (1) TPG Designated Director; and

(e)           promptly following the execution hereof, enter into agreements with each TPG Designated Director, which agreements shall (i) provide each TPG Designated Director with the same rights of indemnification, reimbursement, and other rights that are customarily provided to members of the Company Board who are not otherwise employed by the Company (it being acknowledged and agreed by TPG that, for so long as Mr. Eric Weider does not receive any compensation for his service on the Company Board, the TPG Designated Directors shall similarly not be entitled to receive any compensation for their service on the Company Board), and shall (ii) waive, on behalf of the Company, the protections set forth in Section 122(17) of the Delaware General Corporation Law with respect to any interest in, or expectancy of the Company in, or being offered an opportunity to participate in, any business opportunity that previously has been, or may, in the future, be offered to any TPG Designated Director.

(f)            The parties hereto agree that members of the Company Board shall retain the right to object to the appointment of any TPG Designated Director for service on the Company Board or committees if, the members of the Company Board determine in good faith, after consultation with outside legal counsel, that such TPG Designated Director fails to meet the generally accepted minimum qualifications for serving as a member of the board of directors of a public company (excluding such qualifications that apply solely for purposes of testing the independence of such Person or that apply solely to members of the audit committee of any such company).  In the event that the members of the Company Board object to the appointment of any TPG Designated Director pursuant to the terms of this Section 3.1(f), TPG shall be entitled to designate another individual as the TPG Designated Director.

Section 3.2            Limitation on Stockholder Actions.

(a)           For so long as TPG and its respective Affiliates continue to Beneficially Own Class A Common Stock representing at least fifty (50%) of the Class A Common Stock originally purchased pursuant to the terms of the Stock Purchase Agreement, Weider shall vote all Shares that Weider Beneficially Owns, as and when required, against, or to otherwise disapprove, and shall use its reasonable best efforts to cause the Company not to discharge, any of the following without the prior written consent of TPG:

(i)             The declaration or payment of any dividend on, or the redemption of, any Share, other than (a) net exercises of securities exercisable for Class A Common Stock, (b) a special dividend to be paid by the Company to existing stockholders and holders of RSUs, as applicable, prior to December 31, 2010, and (c) repurchases of Class A Common Stock (or RSUs or Options to purchase Class A Common Stock) from current or former directors, officers, employees, or consultants, pursuant, in each instance, to the terms of agreements (including employment agreements) that have been previously approved by the Company Board;

(ii)            Any issuance of debt or debt-like Convertible Securities that are convertible into Capital Stock of the Company, incurrence of any indebtedness for borrowed money, or execution of any lease transaction, other than (A) any lease under which the aggregate payments required to be made by the Company during the lifetime of such lease do not exceed ten million dollars ($10,000,000), (B) an issuance, incurrence, or other transaction involving indebtedness in respect of borrowed money under which the aggregate payments required to be made by the Company do not exceed seven and one half million dollars ($7,500,000), (C) any intercompany indebtedness, or (D) a working capital loan, equipment lease, or any similar transaction, in each instance, to the extent conducted in the ordinary course of the Company’s business, and subject, in the case of a lease transaction, to the limits set forth in clause (A), and in the case of any transaction involving indebtedness in respect of borrowed money, to the limits set forth in clause (B);

(iii)           Any merger or other consolidation of the Company with any other Person (without regard to whether the Company or one of its subsidiaries is the surviving Person), other than (A) a Qualified Change of Control or a merger or other consolidation consummated in connection with an acquisition otherwise permitted by the terms set forth in Section 3.2(a)(iv), or (B) a merger or consolidation of the Company with or into any of its subsidiaries that does not result in a Change of Control transaction and that is consummated solely for the purpose of reincorporating the Company in another jurisdiction; provided, that, for the avoidance of doubt, Weider and TPG hereby acknowledge and agree that this Agreement shall, following any such transaction contemplated by this clause (B), continue to apply to their respective interests in the Company, or the Company’s successor in interest, as applicable;

(iv)           Any acquisition of, or other investment in (whether by merger, consolidation, or otherwise, and whether conducted in one (1) transaction or a series of related transactions), any other Person in excess of seven and one half million dollars ($7,500,000), or that, if consummated, would result in a Change of Control transaction other than a Qualified Change of Control transaction;

(v)            Any sale, transfer, or other disposition in any transaction or series of related transactions, of more than twenty-five percent (25%) of the Fair Market Value of the consolidated assets of the Company, other than (A) a sale of inventory or any other sale conducted in the ordinary course of the Company’s business, or (B) a sale, assignment, transfer, conveyance, lease, or other disposition of assets between or among the Company and one (1) or more of its subsidiaries;

(vi)           Any transaction with any Affiliate of the Company, other than in respect of (A) any employment agreement, employee benefit plan, officer or director indemnification agreement, or any similar arrangement entered into by the Company or any of its subsidiaries in the ordinary course of the Company’s business, or any payments made, to the extent made pursuant to, and in accordance with, the terms thereof, (B) any payment of reasonable and customary fees and reimbursements of expenses (pursuant to indemnity arrangements or otherwise) of officers, directors, employees, or consultants of the Company or any of its subsidiaries, (C) to the extent not otherwise prohibited by this Section 3.2(a) or Section 3.2(b), transactions with a Person that is an Affiliate of the Company solely because the Company owns, directly or through a subsidiary, an equity interest in, or controls, such Person, or (D) any other transactions consummated prior to the date hereof (to the extent such transaction has either been disclosed to TPG or its representatives in writing on the date hereof, or a description of such transaction appears under the heading “Certain Relationships and Related Party Transactions” in the Company’s most recent proxy statement filed with the SEC, which transactions shall be deemed to include additional payments thereunder or renewals thereof, to the extent consummated on substantially similar terms as are, as of the date hereof, currently in effect, or (E) to the extent not otherwise prohibited by this Section 3.2(a) or Section 3.2(b), any other transaction or series of related transactions; provided, that, for purposes of this clause (E) only, the consideration paid by the Company in connection with such transaction(s) shall not exceed five hundred thousand dollars ($500,000) in any twelve (12) month period;

(vii)          Any alteration in the size of the Company Board;

(viii)         Any hiring, termination, replacement, or reassignment of any of the Company’s (a) President and Chief Executive Officer, (b) Chief Financial Officer, (c) Executive Vice President – Operations and Support Services, (d) General Counsel, or (e) the highest ranking person working in a regulatory/quality controls function, or, in the case of each of the foregoing clauses (a) through (e), if such role ceases to exist, the individual(s) undertaking such responsibility thereafter; or

(ix)            Any decision to engage in any line of business, other than the Business, that involves an expenditure or investment by the Company of an amount that exceeds five hundred thousand dollars ($500,000).

(b)           For so long as TPG and its respective Affiliates continue to Beneficially Own Class A Common Stock representing at least twenty-five (25%) of the Class A Common Stock originally purchased pursuant to the terms of the Stock Purchase Agreement, Weider shall, vote all Shares that Weider Beneficially Owns, as and when required, against, or to otherwise disapprove, and shall use its reasonable best efforts to cause the Company not to discharge, any of the following without the prior written consent of TPG:

(i)             Any Change of Control transaction, other than a Qualified Change of Control transaction;

(ii)            Any authorization or issuance (by reclassification, merger, consolidation, reorganization, or otherwise) of any Securities with equal or superior rights to any Securities that have been, as of the date hereof, authorized by the Company, other than issuances of Securities to employees, officers, or directors of the Company pursuant to benefit plans in effect as of the date hereof;

(iii)           Any issuance of any Class B Common Stock, or the authorization of any additional class of common stock of the Company; or

(iv)           Any alteration, amendment, or waiver of the Company’s Certificate of Incorporation or Bylaws (including, without limitation, any amendment effected by merger, consolidation, or other reorganization).

Section 3.3            Company Sale.

(a)           From and as of the fifth (5th) anniversary of the date hereof and so long as TPG and its respective Affiliates continue to Beneficially Own Class A Common Stock representing at least thirty (30%) of the Class A Common Stock originally purchased pursuant to the terms of the Stock Purchase Agreement, Weider shall, upon the request of TPG, use its reasonable best efforts to cause the Company Board to approve the initiation of a sale process customary for companies of the size and type of the Company, pursuant to which, a prospective buyer would acquire all, or substantially all of the assets of, or all, or substantially all of the Shares (a “Company Sale”).  In connection with any such Company Sale, and without limiting any of the obligations of Weider set forth in this Section 3.3, Weider shall, among other things, use its reasonable best efforts to cause the Company to (i) approve the engagement of an investment bank or advisor, (ii) identify and assist the investment bank or other advisor in the identification of any prospective buyers, (iii) participate on a timely basis in meetings with prospective buyers (or their financing sources, advisors, or representatives) and due diligence sessions or sessions with rating agencies, and generally provide direct contact between executives of the Company and such prospective buyers, (iv) furnish prospective buyers, their financing sources, advisors, or representatives with such financial and other diligence information and materials reasonably requested by such persons subject to a customary confidentiality agreement for such transactions, (v) assist with the preparation of auction materials, information memoranda, lender presentations, rating agency presentations, and similar documents and materials relating to such proposed sale as reasonably requested, (vi) use reasonable best efforts to obtain such consents and instruments that may be reasonably requested or required by the prospective buyer in connection with any proposed sale, and (vii) conduct the Company Sale in a manner reasonably designed to ensure that the definitive transaction evidencing such Company Sale, if approved by the Company Board, would be entered into by the Company within ninety (90) days of TPG’s request to commence a Company Sale.

(b)           In the event that (i) the Company Sale constitutes a Qualified Change of Control and (ii) has been approved by each of TPG and the Company Board, Weider shall, as and when required, vote all of its Beneficially Owned Shares in favor of, or to otherwise approve the Company Sale.

Section 3.4            Grant of Proxy and Power of Attorney.

(a)           At any time during which this Agreement remains in force and effect the Company Board (or any committee thereof) fails to include the requisite number of TPG Designated Directors in accordance with the terms set forth in Section 3.1, following the delivery of a written notice by TPG and the failure to cure by Weider within thirty (30) days of the receipt of such notice, Weider hereby grants to TPG a limited and irrevocable proxy coupled with an interest and appoints TPG as its attorney-in-fact in respect of all of Weider’s Beneficially Owned Shares, solely for the purpose of taking such actions as are reasonably necessary to enforce TPG’s rights to representation on the Company Board or committees thereof pursuant to Section 3.1.  Upon the successful election and appointment of the requisite number of TPG Designated Directors in accordance with the terms set forth in Section 3.1, the limited proxy granted pursuant to this Section 3.4(a) shall immediately terminate and be of no further force or effect (unless and until the Company Board fails to include the requisite number of TPG Directors in accordance with the terms set forth in Section 3.1, at which time the limited proxy contemplated by the terms of this Section 3.4(a) shall be, in accordance with the terms and subject to the limitations hereof, re-instated).

(b)           Notwithstanding anything set forth herein to the contrary, Weider acknowledges and agrees that the rights of TPG set forth in Section 3.4(a) herein shall not be mutually exclusive with any other right, power, or remedy available to it as a result of Weider’s failure to perform its obligations pursuant to, and in accordance with, the terms hereof, and each such right shall be cumulative and in addition to every other right, power, and remedy, whether conferred by this Agreement or hereafter available at law, in equity, or by statute or otherwise.  No delay in exercising any such right, power, or remedy conferred by this Agreement or now or hereafter available at law, in equity, or by statute or otherwise, shall operate as a waiver of, or otherwise prejudice, any such right, power, or remedy.

ARTICLE IV
TRANSFER RESTRICTIONS

Section 4.1            General Limitations on Transfers.  No Holder shall Transfer any Shares held or Beneficially Owned (whether as of the date of this Agreement or subsequently acquired) by such party, unless such Transfer is made in accordance with the requirements of this Article IV, and any purported Transfer in violation of this Article IV shall be null and void ab initio, and Weider shall use its reasonable best efforts to cause the Company not to record upon its books any Transfer of Shares in violation of the terms of this Article IV.

Section 4.2            Permitted Transfers.

(a)           No Holder shall be permitted to Transfer any Shares held or Beneficially Owned to any other Person, other than:

(i)             A Transfer with the prior written consent of the other Holders;

(ii)            A Transfer, pursuant to which the proposed price per Share exceeds three (3) times the amount per Share originally paid by TPG pursuant to the terms of the Stock Purchase Agreement (as appropriately adjusted for any stock dividend or distribution payable thereon, stock split, reverse stock split, recapitalization, reclassification, reorganization, exchange, subdivision, or any combination thereof);

(iii)           A Transfer by TPG to any of its Affiliates; provided, that such Affiliate, upon receipt of any such Shares, shall be required to execute a Joinder Agreement, pursuant to which, such Affiliate shall become a party to this Agreement, subject, among other things, to the restrictions set forth in this Section 4.2;

(iv)           A Transfer by Weider to any of its Affiliates; provided, that such Affiliate, upon receipt of any such Shares, shall be required to execute a Joinder Agreement, pursuant to which, such Affiliate shall become a party to this Agreement, subject, among other things, to the restrictions set forth in this Section 4.2;

(v)           From and as of the second (2nd) anniversary of the date hereof, (A) a Transfer by TPG (or any of its members) pursuant to a distribution by TPG (or any of its members) to its partners or members, as applicable, provided, that any Shares Transferred to such partners or members will not be deemed to be Beneficially Owned by TPG or any of its Affiliates, unless such partner or member, as applicable, is an Affiliate of TPG and, upon receipt of any such Shares, executes a Joinder Agreement, pursuant to which, such Affiliate becomes a party to this Agreement, subject, among other things, to the restrictions set forth in this Section 4.2, or (B) a Transfer (by any of the parties hereto) in a public offering registered in accordance with the terms of the Securities Act, or in accordance with the requirements of Rule 144;

(vi)           A Transfer in connection with a Company Sale contemplated by Section 3.3;

(vii)          A Transfer permitted pursuant to the terms set forth in Section 4.3, or required pursuant to the terms set forth in Section 4.4, in either instance, to the extent actually Transferred in accordance with the terms set forth therein; or

(viii)         After the fifth (5th) anniversary of the date hereof, any Transfer;

provided, that Weider hereby acknowledges and agrees that it shall not be entitled to Transfer any Beneficially Owned Shares subject to an outstanding proxy or power of attorney given pursuant to the terms of Section 3.4(a).

(b)           At any time during which both Weider and TPG are entitled to Transfer Beneficially Owned Shares pursuant to the terms set forth in Section 4.2(a), Weider and TPG shall, as applicable, promptly notify the others (i) when it has commenced a measurement period for purposes of the Rule 144 group volume limit in connection with a Transfer that is subject to such limit, and (ii) what the volume limit for that measurement period, determined as of its commencement, will be.  During the applicable measurement period, the other party shall be entitled to effect Transfers that are subject to the Rule 144 group volume limit based on its pro rata percentage ownership of Shares collectively held by Weider and TPG at the start of such measurement period.  In the event that either Weider or TPG, as applicable, agrees to forego its full pro rata share of the Rule 144 group volume limit by written notice to the other, Weider or TPG, as applicable, shall , acting individually, be entitled to effect Transfers up to the Rule 144 group volume limit.  The provisions of this Section 4.2(b) shall not apply to any Transfer of Shares not subject to volume limitation under Rule 144.

(c)           Notwithstanding anything to the contrary in the foregoing provisions of this Section 4.2, at any time prior to the fifth (5th) anniversary of the date hereof, Weider shall not, in any event, make any Transfer which would result in it holding less than thirty percent (30%) of the Class B Common Stock owned by Weider as of the date hereof, other than Transfers made (i) pursuant to a Company Sale in accordance with the terms and conditions of Section 3.3 or (ii) pursuant to the drag along provisions of Section 4.4.

Section 4.3            Tag-Along Rights.

(a)           If, at any time prior to the fifth (5th) anniversary of the date hereof, either Weider or TPG, in accordance with the terms, and subject to the conditions set forth in Section 4.2(a)(vi) or Section 4.2(a)(vii) proposes to Transfer any of its Beneficially Owned Shares, then the Transferring party shall first give written notice to the other, non-Transferring parties, which notice shall refer to this Section 4.3(a) and shall state (i) that the Transferring party desires to make such Transfer, (ii) the number of Shares proposed to be Transferred (the “Offer Shares”), (iii) the proposed price per Share, (iv) the proposed form of consideration, (v) the name and description of the proposed purchaser (including controlling Persons) (the “Proposed Transferee”), (vi) the other material terms pursuant to which such Transfer is proposed to be made, (vii) such other information as may be reasonably requested by the non-Transferring parties, and, if the form of consideration is not to be paid solely in cash in immediately available funds, cash equivalents, or marketable securities, (viii) sufficient financial and other information in order for the non-Transferring parties to reasonably evaluate the consideration proposed to be delivered (the “Tag-Along Sale Notice”).

(b)           Within ten (10) Business Days of the date of receipt of a Tag-Along Sale Notice, each of the non-Transferring parties shall deliver to the Transferring party a written notice stating how many Shares, if any, such party elects to sell.  Subject to the conditions set forth in this Section 4.3, such party (a “Tag-Along Offeree”) may sell up to a number of Shares equal to its Pro Rata Portion (such Shares, the “Tag-Along Shares”) to such Proposed Transferee on the same terms and conditions (including purchase price) as the Transferring party, and subject to the same indemnification requirements, it being acknowledged and agreed that the definitive documentation evidencing the Transfer shall not be inconsistent with any of the terms set forth in Section 4.3(e), including without limitation, that any indemnification of the Proposed Transferee be on a several, and not a joint basis, and that, in no event shall any indemnification obligation imposed upon a party to the Transfer exceed the proceeds actually received by such party pursuant to such Transfer.  Subject to the terms set forth in Section 4.3(c), and provided that the sale of Offer Shares to the Proposed Transferee occurs on the terms set forth in the Tag-Along Sale Notice and otherwise in accordance with the terms set forth in this Section 4.3, an election pursuant to the first sentence of this Section 4.3(b) shall constitute an irrevocable commitment by the Tag-Along Offeree making such election to sell such Tag-Along Shares to the Proposed Transferee.  In the event that the Proposed Transferee is not willing to acquire all of the Offer Shares, the Transferring party and each Tag-Along Offeree shall be cut back pro rata based on the number of Shares such Transferring party and the Tag-Along Offeree offered to sell in accordance with the terms of this Section 4.3(b).

(c)           The Transferring party may not consummate any proposed Transfer permitted hereunder unless the Proposed Transferee purchases, within ninety (90) days of the date of delivery of the Tag-Along Sale Notice, concurrently, all of the Offer Shares and the Tag-Along Shares on identical terms and conditions, which terms and conditions shall include the same price as was set forth in the Tag-Along Sale Notice, and which shall otherwise not be materially less favorable than those set forth in the Tag-Along Sale Notice.  If (i) prior to consummation of the proposed Transfer, the terms of such proposed Transfer change in a manner that results in either a lower price per Share, or in terms and conditions that, in the aggregate, are materially less favorable to the Tag-Along Offerees than those that were set forth in the Tag-Along Sale Notice (including, for the avoidance of doubt, a material portion of the cash consideration being modified to non-cash consideration), or (ii) the Transfer is not consummated within ninety (90) days of the date of the Tag-Along Sale Notice, then each Tag-Along Offeree’s agreement to sell its Tag-Along Shares shall be deemed to be revoked, and, in order to consummate a Transfer in accordance with this Section 4.3, it shall be necessary for the Transferring party to deliver a separate Tag-Along Sale Notice, and the Transferring party shall be required to separately comply with the terms and provisions of this Section 4.3.

(d)           Each Tag-Along Offeree electing to sell Tag-Along Shares (a “Tag-Along Seller”) agrees to cooperate in consummating such a Transfer, including, without limitation, by (i) becoming a party to the definitive documentation evidencing such Transfer on the same terms and conditions as the Transferring party (including purchase price per Share), (ii) delivering, at the consummation of such Transfer, the stock certificates and other instruments for such Shares duly endorsed for Transfer, free and clear of all Encumbrances, (iii) voting or consenting in favor of such transaction (to the extent a vote or consent is required), and (iv) taking any other commercially reasonable necessary or appropriate actions required to consummate the Transfer, including, without limitation, the execution and delivery of any other reasonably appropriate agreements, certificates, instruments, or other documents.

(e)           Each Tag-Along Seller shall be responsible for its proportionate share (apportioned pro rata based on the number of Shares the Tag-Along Seller and the Transferring party are selling) of the third-party expenses incurred by the Transferring party in connection with such Transfer (except to the extent such expenses may have previously been, or may be paid or reimbursed by the Company or the Proposed Transferee) and liabilities (to the extent incurred by the Transferring party in connection with such Transfer) for indemnification with respect to breaches of representations and warranties made in connection with such Transfer by the Transferring party and the Tag-Along Sellers with respect to the Company or its Business (which liabilities shall include amounts paid into escrow or subject to holdbacks, and amounts subject to post-closing purchase price adjustments); provided, however, that, all such liabilities of the Transferring Party and the Tag-Along Sellers shall be on a several and not joint basis, such liabilities to be apportioned based on the consideration received by the Transferring party and the Tag-Along Sellers.  Notwithstanding anything to the contrary set forth herein, (i) the aggregate amount of any such liabilities or obligations for which each Tag-Along Seller shall be responsible shall not exceed the gross proceeds received by such Tag-Along Seller pursuant to such Transfer, and (ii) the Tag-Along Seller shall not be responsible for any indemnification obligations or liabilities (including, without limitation, by means of escrow or holdback arrangements) for breaches of representations or covenants, or for related escrow or holdback claims made with respect to the Transferring party’s (u) ownership of or title to Shares, (v) organization, (w) authority, (x) conflicts or consents required to consummate the Transfer, or in respect of (y) any other representation made by the Transferring party concerning the Transferring party, or (z) for breaches of any covenant specifically made by such Transferring party.

(f)           Notwithstanding anything to the contrary set forth herein, the tag-along rights contained in this Section 4.3 shall not apply to the Transfer by TPG of up to three hundred seventy four thousand three hundred twenty nine (374,329) shares of Class A Common Stock in any twelve month (12) period (or, with prior written notice to Weider, up to seven hundred forty eight thousand six hundred fifty seven (748,657) shares of Class A Common Stock in any twelve (12) month period); provided, however, that the aggregate number of shares of Class A Common Stock that may be sold by TPG without applicability of the rights contained in this Section 4.3 shall not exceed one million four hundred ninety seven thousand three hundred fifteen (1,497,315) (such numbers, as appropriately adjusted for any stock dividend or distribution payable thereon, stock split, reverse stock split, recapitalization, reclassification, reorganization, exchange, subdivision, or any combination thereof, the “Tag-Along Thresholds”).  Any additional Transfers of Beneficially Owned Shares by TPG exceeding the Tag-Along Thresholds shall be subject to, and must be Transferred in accordance with, the tag-along provisions of this Section 4.3.

Section 4.4            Drag-Along Right.

(a)           If, at any time following the fifth (5th) anniversary of the date hereof, either Weider or TPG proposes to Transfer Beneficially Owned Shares in connection with a Qualified Change of Control, other than a Transfer by TPG to any of its Affiliates, the party proposing such Transfer (the “Dragging Party”) shall have the right, exercisable upon ten (10) Business Days’ prior written notice to the other party (a “Drag-Along Sale Notice”), to require such other party (the “Non-Dragging Party”) to sell a number of Shares equal to its Pro Rata Portion, to the Proposed Transferee on the same terms and conditions, including the same price per Share as the Dragging Party.  If such proposed Transfer has not been consummated by the end of the one hundred eightieth (180th) day after the date of delivery of the Drag-Along Sale Notice, such Drag-Along Sale Notice shall be null and void and the Non-Dragging Party shall be released from its obligations under this Section 4.4, and, in order to consummate a Transfer in accordance with this Section 4.4, it shall be necessary for the Dragging Party to deliver a separate Drag-Along Sale Notice, and the Dragging Party shall be required to separately comply with the terms and provisions of this Section 4.4.

(b)           Upon receipt of a Drag-Along Sale Notice, the Non-Dragging Party agrees to cooperate in consummating the proposed Transfer, including, without limitation, by (i) becoming a party to the definitive documentation evidencing such Transfer on the same terms and conditions as the Transferring party (including purchase price per Share), (ii) delivering, at the consummation of such Transfer, the stock certificates and other instruments for such Shares duly endorsed for Transfer, free and clear of all Encumbrances, (iii) voting or consenting in favor of such transaction (to the extent a vote or consent is required), and (iv) taking any other commercially reasonable necessary or appropriate actions required to consummate the Transfer, including, without limitation, the execution and delivery of any other reasonably appropriate agreements, certificates, instruments, or other documents.

(c)           Each of the Dragging Party and Non-Dragging Party shall be responsible for its proportionate share (apportioned pro rata based on the number of Shares to be sold pursuant to the Drag-Along Sale Notice) of all third-party expenses incurred in connection with such Transfer (except to the extent such expenses may have previously been, or may be paid or reimbursed by the Company or the Proposed Transferee) and all liabilities for indemnification with respect to breaches of representations and warranties made in connection with such Transfer in respect of the Company or its Business (which liabilities shall include amounts paid into escrow or subject to holdbacks, and amounts subject to post-closing purchase price adjustments); provided, however, that, all such liabilities shall be on a several and not joint basis, such liabilities to be apportioned based on the consideration received by each of the Dragging Party and Non-Dragging Party.  Notwithstanding anything to the contrary set forth herein, (i) the aggregate amount of any such liabilities or obligations for which the Non-Dragging Party shall be responsible shall not exceed the gross proceeds received by the Non-Dragging Party pursuant to such Transfer, and (ii) neither the Dragging nor the Non-Dragging Party shall be responsible for any indemnification obligations or liabilities (including, without limitation, by means of escrow or holdback arrangements) for breaches of representations or covenants, or for related escrow or holdback claims made with respect to such other party’s (u) ownership of or title to Shares, (v) organization, (w) authority, (x) conflicts or consents required to consummate the Transfer, or in respect of (y) any other representation made by such other party concerning the such other party, or (z) for breaches of any covenant specifically made by such other party.

Section 4.5            Additional Provisions Relating to Restrictions on Transfers.

(a)           Weider shall use its reasonable best efforts to cause the Company to ensure that each outstanding certificate or similar evidence representing Shares held by any Holder shall bear legends reading substantially as follows:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN A STOCKHOLDERS AGREEMENT, DATED AS OF OCTOBER 14, 2010, AS AMENDED, RESTATED, OR OTHERWISE MODIFIED FROM TIME TO TIME, COPIES OF WHICH AGREEMENT MAY BE OBTAINED FROM THE ISSUER WITHOUT CHARGE UPON REQUEST.  NO TRANSFER OF SUCH SECURITIES WILL BE MADE ON THE BOOKS OF THE ISSUER UNLESS ACCOMPANIED BY EVIDENCE OF COMPLIANCE WITH THE TERMS OF SUCH AGREEMENT.

The restriction referred to in the legend set forth above shall terminate and shall no longer be of any force or effect as to any particular Share on which such legend appears upon the earlier of the (i) the fifth (5th) anniversary of the date hereof and (ii) such time when such Share is no longer held by a Holder, and Weider shall use its reasonable best efforts to cause the Company to ensure that, in each such instance of termination, the legend set forth above is promptly removed.

(b)           A copy of this Agreement shall be filed with the corporate secretary of the Company, and shall be kept with the records of the Company, and shall be made available for inspection at the principal executive offices of the Company.

ARTICLE V
COVENANTS

Section 5.1            No Voting or Conflicting Agreements.  For so long as this Agreement remains in effect, neither Weider nor TPG shall enter into, or otherwise agree to be bound by, any voting trust with respect to any Shares, nor shall Weider or TPG enter into any stockholder agreement or arrangement of any kind with any Person with respect to any Shares (including, without limitation, an agreement or arrangement with respect to the acquisition, disposition, or voting of Shares), or otherwise act or agree to act in concert with any Person with respect to any Shares, to the extent such agreement, arrangement, or concerted act would controvert, or otherwise be inconsistent with, the provisions of this Agreement.

Section 5.2            Corporate Opportunities.

(a)           Weider hereby acknowledges and understands that TPG and its respective Affiliates and Affiliated Funds from time to time review the business plans and related proprietary information of many enterprises, including enterprises that may have products or services that compete directly or indirectly with those of the Company, and may trade in the securities of such enterprises.  Nothing in this Agreement shall preclude or in any way restrict TPG, any of its respective Affiliates, or any of its respective Affiliated Funds from investing or participating in any particular enterprise, or trading in the securities thereof, whether or not such enterprise has products or services that compete with those of the Company, and Weider hereby waives, in perpetuity, any and all claims that it now has or may have in the future, and agrees not to initiate any litigation or any other cause of action (whether or not in a court of competent jurisdiction) in respect of any such waived claims, or otherwise on the basis of, or in connection with, the doctrine of corporate opportunity (or any similar doctrine).

(b)           TPG hereby acknowledges and agree that, subject to the restrictions set forth in the Non-Compete Agreement, Weider and its respective Affiliates from time to time review the business plans and related proprietary information of many enterprises, including enterprises that may have products or services that compete directly or indirectly with those of the Company, and may trade in the securities of such enterprises.  Notwithstanding the restrictions set forth in the Non-Compete Agreement, nothing in this Agreement shall preclude or in any way restrict Weider, or any of its Affiliates, from investing or participating in any particular enterprise, or trading in the securities thereof, whether or not such enterprise has products or services that compete with those of the Company, and TPG hereby waives, in perpetuity, any and all claims that they now have or may have in the future (other than such claims that may arise under the terms of the Non-Compete Agreement), and agrees not to initiate any litigation or any other cause of action (whether or not in a court of competent jurisdiction) in respect of any such waived claims, or otherwise on the basis of, or in connection with, the doctrine of corporate opportunity (or any similar doctrine).

Section 5.3            Registration Rights.  Promptly following the date hereof, each of TPG and Weider will use their reasonable best efforts to cause the Company to, within one (1) year of the date hereof, provide customary SEC registration rights in respect of the Shares Beneficially Owned by each of Weider and TPG.

Section 5.4            Further Assurances.  Each of Weider and TPG agrees to execute and deliver all such further documents and do all acts and things that from time to time may reasonably be required to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

ARTICLE VI
MISCELLANEOUS

Section 6.1            Amendment and Waiver.  This Agreement may not be amended, except by an agreement in writing, executed by each of Weider and TPG, and, compliance with any term of this Agreement may not be waived, except by an agreement in writing executed on behalf of the party against whom the waiver is intended to be effective.  The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of any such provision and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

Section 6.2            Severability.  If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void, or otherwise unenforceable, all other provisions of this Agreement, to the extent permitted by Law, shall not be affected and shall remain in full force and effect.  Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

Section 6.3            Entire Agreement.  Except as otherwise expressly set forth herein, this Agreement, the Stock Purchase Agreement, and the Non-Compete Agreement, together with the agreements and other documents and instruments referred to herein, embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersede and preempt any prior understandings, agreements, or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way.

Section 6.4            Successors and Assigns.  Except as expressly set forth herein, neither this Agreement nor any of the rights or obligations of any party under this Agreement may be assigned, in whole or in part (except by operation of Law, or pursuant to a Joinder Agreement, executed in accordance with the terms set forth herein), by either party without the prior written consent of the other party.  This Agreement shall be binding upon and shall inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

Section 6.5            Counterparts.  This Agreement may be executed in separate counterparts, each of which shall be an original and all of which, when taken together, shall constitute one and the same agreement.

Section 6.6            Remedies.

(a)           Each party hereto acknowledges that monetary damages would not be an adequate remedy in the event that each and every one of the covenants or agreements in this Agreement are not performed in accordance with their terms, and it is therefore agreed that, in addition to, and without limiting any other remedy or right it may have, the non-breaching party will have the right to an injunction, temporary restraining order, or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically each and every one of the terms and provisions hereof.  Each party hereto agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy.

(b)           All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at Law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such party.

(c)           Without limiting the generality of Section 6.6(a) or Section 6.6(b), if any Holder fails to deliver any certificate or certificates evidencing any Shares to be sold to the purchaser thereof pursuant to Section 4.3 or Section 4.4, such purchaser may, at its option, in addition to all other remedies it may have, deposit the purchase price (including any promissory note constituting all or any portion thereof) for such Shares with any national bank or trust company having combined capital, surplus and undivided profits in excess of one hundred million dollars ($100,000,000) (the “Escrow Agent”) and thereupon all of such Holder’s rights in and to such Shares shall terminate and, in such event, such Holder hereby agrees that it shall not make any claim or assertion to the contrary.  Thereafter, upon delivery to such purchaser by such Holder of the certificate or certificates evidencing such Shares (duly endorsed, or with stock powers duly endorsed, for transfer, with signature guaranteed, free and clear of all Encumbrances, and with any transfer tax stamps affixed), such purchaser shall instruct the Escrow Agent to deliver the purchase price (without any interest from the date of the closing to the date of such delivery, any such interest to accrue to such purchaser) to such Holder.  For the avoidance of doubt, a purchaser of Shares Transferred pursuant to either Section 4.3 or Section 4.4 is intended to be a third party beneficiary of this (and solely this) Section 6.6(c).

Section 6.7            Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (upon telephonic confirmation of receipt), on the first (1st) Business Day following the date of dispatch if delivered by a recognized next day courier service, or on the third (3rd) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

If to TPG:

c/o TPG STAR SNI, L.P.
345 California Street, Suite 3300
San Francisco, CA 94104
Attn: Ransom A. Langford
Facsimile: (415) 438-1329

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP
1211 Avenue of the Americas
New York, NY 10036
Attention: Carl Marcellino
Fax: (646) 728-1523

If to Weider:

Weider Health and Fitness
21100 Erwin Street
Woodland Hills, CA 91367
Attention: Eric Weider
Fax: (818) 999-1541

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
650 Town Center Drive
Costa Mesa, CA 92626
Attention: Charles K. Ruck
Fax: (714) 755-8290

Section 6.8            Governing Law; Venue and Jurisdiction; Waiver of Jury Trial.

(a)           This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to, or otherwise giving effect to, any body of Law or other rule that would cause or otherwise require the application of the Laws of any other jurisdiction.

(b)           Any action or proceeding against either Weider or TPG relating in any way to this Agreement may be brought exclusively in the courts of the State of Delaware or (to the extent subject matter jurisdiction exists therefore) the United States District Court for the District of Delaware, and Weider and TPG irrevocably submits to the jurisdiction of both such courts in respect of any such action or proceeding.  Any actions or proceedings to enforce a judgment issued by one of the foregoing courts may be enforced in any jurisdiction.

(c)           TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH OF WEIDER AND TPG HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT, OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION, OR SUIT (WHETHER IN CONTRACT, TORT, OR OTHERWISE), INQUIRY, PROCEEDING, OR INVESTIGATION ARISING OUT OF, OR BASED UPON, THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING.  EACH OF WEIDER AND TPG ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTY THAT THIS SECTION 6.8(C) CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH IT IS RELYING, AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.  WEIDER OR TPG MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 6.8(C) WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

Section 6.9            Third Party Benefits.  None of the provisions of this Agreement are for the benefit of, or shall be enforceable by, any third-party beneficiary, other than as expressly set forth in Section 6.6(c) hereof.

Section 6.10          Interpretation.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 6.11          Termination.  This Agreement, and all of the rights and obligations set forth herein, shall terminate and be of no further force or effect in the event that TPG and its respective Affiliates cease to Beneficially Own at least ten percent (10%) of the Class A Common Stock originally purchased pursuant to the terms of the Stock Purchase Agreement.  For the avoidance of doubt, in the event that TPG and its respective Affiliates cease to Beneficially Own the requisite threshold percentages of Class A Common Stock set forth in this Section 6.11 or Sections 3.1 or 3.2, this Agreement, pursuant to this Section 6.11, or the rights granted to TPG, pursuant to Sections 3.1 and 3.2, shall irrevocably terminate and shall not be reinstated, recovered or reactivated upon the later acquisition by TPG or any of its respective Affiliates of additional Shares.

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IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement as of the date first written above.

TPG:

TPG STAR SNI, L.P.

By:	TPG STAR ADVISORS, L.L.C.,
its general partner

By:	Ronald Cami
Name:	Ronald Cami
Title:	Vice President

WEIDER:

WEIDER HEALTH AND FITNESS

By:	Eric Weider
Name:	Eric Weider
Title:	President

EXHIBIT A

JOINDER AGREEMENT

The undersigned is executing and delivering this Joinder Agreement pursuant to the Stockholders Agreement (as amended, restated, or otherwise modified from time to time, and together with all exhibits, schedules, and other attachments thereto, the “Stockholders Agreement”), dated as of October 14, 2010, by and among Weider Health and Fitness, a Nevada Corporation, TPG STAR SNI, L.P., a Delaware limited liability company, and the other parties signatory thereto.  Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Stockholders Agreement.

By executing and delivering this Joinder Agreement to the Stockholders Agreement, the undersigned hereby adopts and approves the Stockholders Agreement and agrees, effective commencing on the date hereof and as a condition to the undersigned’s becoming the transferee of Shares, to be bound by and to comply with the provisions of the Stockholders Agreement applicable to a Holder, respectively, in the same manner as if the undersigned were an original signatory to the Stockholders Agreement.

Accordingly, the undersigned has executed and delivered this Joinder as of the ____ day of _______, 20__.
[NAME OF STOCKHOLDER]

By:
By:
Name:
Title:

SCHEDULE 1

Name of Holder	Type of Securities Held	Number of Securities Held
Weider	Class B Common Stock	7,486,574
TPG	Class A Common Stock	7,486,574